Exhibit 4.45

                            MEMORANDUM OF AGREEMENT

Dated: 14/03/2006




PAGEON SHIPPING COMPANY LIMITED of Limassol, Cyprus
Hereinafter called the Sellers, have agreed to sell, and COMOROS SHIPPING LIMITED of Nicosia, Cyprus
Hereinafter called the Buyers, have agreed to buy

Name: M.T. VANGUARD

Classification Society/Class: DET NORSKE VERITAS

Built: 1992                   By: Halla Engineering & Heavy Ind. Co. Ltd.,
                                  Inchon, Korea

Flag: Cyprus                  Place of Registration: Limassol

Call Sign:P30F4               Grt/Nrt: 28223/13568



Official Number: IMO 8913605

Hereinafter   called  the  Vessel,   on  the  following  terms  and  conditions:
Definitions

"Banking days" are days on which banks are open both in the country of the currency stipulated for the Purchase Price in Clause 1 and in the place of closing stipulated in Clause 8.

"In writing" or "written" means a letter handed over from the Sellers to the Buyers or vice versa, a registered letter, telex, telefax or other modern form of written communication.

"Classification Society" or "Class" means the Society referred to in line 4.

1.       Purchase Price

USD 26,100,000 (United States Dollars Twenty Six million One hundred thousand only), subject to the provisions of Clause 17.

2.       Deposit

         Paragraphs deleted

3.       Payment (See also Clause 17)

         The said Purchase Price less Sellers' Credit (as defined in Clause 17) shall be paid free of bank charges to The Royal Bank of Scotland, Shipping Business Centre, 5-10 Great Tower Street, London EC3P 3HX, Sort Code: 16-01-01, Swift: RBOSGB2L, Account Key: TOPTAN-USD1, Iban:
         GB49 RBOS 1663 0000 3119 64, Beneficiary: Top Tankers Inc., Correspondent Bank: American Express Bank Limited, New York - Swift AEIBUS33XXX

         on delivery of the Vessel, but not later than 3 banking days after the Vessel is in every respect physically ready for delivery in accordance with the terms and conditions of this Agreement and Notice of Readiness has been given in accordance with Clause 5.

4.       Inspections

         a)* The Buyers have inspected and accepted the Vessel's classification records. The Buyers have also inspected the Vessel atlin-Yosu, S. Korea on 12th and 13th February 2006 and have accepted the Vessel following this inspection and the sale is outright and definite, subject only to the terms and conditions of this Agreement.

         b)*      Paragraphs deleted

         4 a) and 4 b) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 4 a) to apply.

5.       Notices, time and place of delivery

         a) The Sellers shall keep the Buyers well informed of the Vessel's itinerary and shall provide the Buyers with 2 days approximate notice of the estimated time of readiness for and of the intended place of delivery. When the Vessel is at the place of delivery and in every respect physically ready for delivery in accordance with this Agreement, the Sellers shall give the Buyers a written Notice of Readiness for delivery.

         b) The Vessel shall be delivered and taken over safely afloat at a safe and accessible berth or anchorage or at high sea.

                  In the Seller's option. In case the Vessel be delivered with cargo on board the Sellers shall on delivery provide a confirmation from their P&I Club that the latter shall continue to cover the Vessel in every respect irrespective of the Vessel's transfer of ownership.

                  Expected time of delivery: Between 15th March and 30th March 2006

                  Date of canceling (see Clauses 5 c), 6 b) (iii) and 14): 30th March 2006, in Buyers' option.

         c) If the Sellers anticipate that, notwithstanding the exercise of due diligence by them, the Vessel will not be ready for delivery by the cancelling date they may notify the Buyers in writing stating the date when they anticipate that the Vessel will be ready for delivery and propose a new cancelling date. Upon receipt of such notification the Buyers shall have the option either cancelling this Agreement in accordance with Clause 14 within 2 Banking days of receipt of the notice or of accepting the new date as the new cancelling date. If the Buyers have not declared their option within 2 Banking days of receipt of the Sellers' notification or if the Buyers accept the new date, the date proposed in the Sellers' notification shall be deemed to be the new cancelling date and shall be substituted for the cancelling date stipulated in line 61.

                  If this Agreement is maintained with the new cancelling date all other terms and conditions hereof including those contained in Clauses 5 a) and 5 c) shall remain unaltered and in full force and effect. Cancellation or failure to cancel shall be entirely without prejudice to any claim for damages the Buyers may have under Clause 14 for the Vessel not being ready by the original cancelling date.

         d)       Should  the  Vessel   become  an   actual,   constructive   or
                  compromised   total  loss  before  delivery   whereafter  this
                  Agreement shall be null and void.

6.       Drydocking/Divers Inspection

         a)**Paragraph deleted
         b)**Paragraph deleted
         c)  Paragraph deleted


7.       Spares/bunkers, etc. (See also Clause 19)

         The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board and on shore. All spare parts and spare equipment including spare tail-end shaft(s) and/or spare propeller(s)/propeller blade(s), if any, belonging to the Vessel at the time of inspection used or unused, whether on board or not shall become the Buyers' property, but spares on order are to be excluded.
         Forwarding charges, if any, shall be for the Buyers' account. The Sellers are not required to replace spare parts including spare tail-end shaft(s) and spare propeller(s)/propeller blade(s) which are taken out of spare and used as replacement prior to delivery, but the replaced items shall be the property of the Buyers. The radio installation and navigational equipment shall be included in the sale without extra payment. Unused stores and provisions shall be included in the sale and be taken over by the Buyers without extra payment.

         The Sellers have the right to take ashore crockery, plates, cutlery, linen and other articles bearing the Sellers' flag or name, provided they replace same with similar unmarked items. Library, forms, etc., exclusively for use in the Sellers' vessel(s), shall be excluded without compensation. Captain's, Officers' and Crew's personal belongings including the slop chest are to be excluded from the sale, as well as the following additional items (including items on hire): none.

8.       Documentation (See also Clause 21)

         The place of closing: Piraeus, Greece

         a) - f) Paragraphs deleted

         At the time of delivery the Sellers shall hand to the Buyers copies of the classification certificate(s)as well as all other trading/national/international certificates and plans etc., which are on board the Vessel. Copies of other certificates which are on board the Vessel shall also be handed over to the Buyers. Copies of other technical documentation which may be in the Sellers' possession shall be promptly forwarded to the Buyers at their expense, if they so request. The Sellers will keep the Vessel's log books but the Buyers to have the right to take copies of same.

9.       Encumbrances

         The Sellers warrant that the Vessel, at the time of delivery, is free from charters other than as provided in Clause 20 (which the Sellers warrant will not affect the smooth delivery of the Vessel hereunder and/or under the Bareboat Charter referred into Clause 18), encumbrances, mortgages and maritime liens or any other debts and claims whatsoever. The Sellers hereby undertake to indemnify the Buyers against all consequences of claims made against the Vessel and/or the Buyers which have been incurred prior to the time of delivery.

10.      Taxes, etc.

         Any taxes, fees and expenses in connection with the purchase and registration of the Buyers' title at the Vessel's Registry shall be for the Buyers' account.

11.      Condition on delivery

         The Vessel with everything belonging to her shall be at the Sellers' risk and expense until she is delivered to the Buyers, but subject to the terms and conditions of this Agreement she shall be delivered and taken over as she was at the time of inspection, fair wear and tear excepted. However, the Vessel shall be delivered with her present class fully maintained without condition/recommendation*, free of average and damage affecting the Vessel's class, and with her classification certificates and national certificates, as well as all other certificates the Vessel had at the time of inspection, clean, valid and unextended for a period of not less than 3 months from the time of delivery without condition/recommendation' by Class or the relevant authorities -at the time of delivery. In addition to the above and without prejudice thereto the Sellers hereby undertake to, at their own time and expense and not later than the Vessel's next special survey, upgrade the coatings of all the Vessel's ballast tanks so as to bring them up to the highest classification standards and be described by the Class as being in "good" condition. The Sellers shall provide on delivery a letter of undertaking to such effect.

         "Inspection" in this Clause 11, shall mean the Buyers' inspection according to Clause 4 a) or 4 b), if applicable, or the Buyers' inspection prior to the signing of this Agreement. If the Vessel is taken over without inspection, the date of this Agreement shall be the relevant date.

         * Notes, if any, in the surveyor's report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.

12.      Name/markings

         Buyers shall be allowed to keep the name of the Vessel and any marking on the Vessel's funnel or hull, in general.

13.      Buyers' default

         Should the Cash Part of the Purchase Price (as defined in Clause 17) not be paid in accordance with Clause 3, the Sellers have the right to cancel the Agreement, the Sellers shall be entitled to claim compensation for their losses and for all expenses incurred together with interest.

14.      Sellers' default

         Should the Sellers fail to give Notice of Readiness in accordance with Clause 5 a) or fail to be ready to validly complete a legal transfer by the date stipulated in line 61 the Buyers shall have the option of cancelling this Agreement. If after Notice of Readiness has been given but before the Buyers have taken delivery, the Vessel ceases to be physically ready for delivery and is not made physically ready again in every respect by the date stipulated in line 61 and new Notice of Readiness given, the Buyers shall retain their option to cancel.

         Should the Sellers fail to give Notice of Readiness by the date stipulated in line 61 or fail to be ready to validly complete a legal transfer as aforesaid they shall make due compensation to the Buyers for their loss and for all expenses together with interest and whether or not the Buyers cancel this Agreement.

15.      Buyers' representatives

         Paragraph deleted

16.      Arbitration

         a)* This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of this Agreement shall be referred to arbitration in London in accordance with the Arbitration Acts 1996 or any statutory modification or re-enactment thereof for the time being in force, one arbitrator being appointed by each party. On the receipt by one party of the nomination in writing of the other party's arbitrator, that party shall appoint their arbitrator within fourteen days, failing which the decision of the single arbitrator appointed shall apply. if two arbitrators properly appointed shall not agree they shall appoint an umpire whose decision shall be final.

         b)*      Paragraph deleted

         c)*      Paragraph deleted

         16 a), 16 b) and 16 c) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 16 a) to apply.

17.      Sellers' Credit

         a) At the time stipulated in Clause 3, the Buyers shall pay to the Sellers part of the Purchase Price amounting to United States Dollars Twenty Three million Four hundred Ninety thousand (US$23,490,000), (the "Cash Part of the Purchase Price") while the balance amounting to United States Dollars Two million Six hundred Ten thousand (US$2,610,000) shall be credited (the "Sellers' Credit") and shall be payable in accordance with the terms of this Clause 17.

         b) Subject to the provisions of sub-paragraph 17(c) hereinbelow, the Sellers' Credit shall be payable to the Sellers in a lumpsum, free of interest, immediately upon the expiration of the Bareboat Charter (as defined in Clause 18) by effluxion of time or the sale of the Vessel as described in Clause 22(b) of the Bareboat Charter.

         c) In the event that the Bareboat Charter be terminated because of any of the reasons provided in Clause 28(a) of the Bareboat Charter and/or any other reason attributable to the Sellers as charterers under the Bareboat Charter, then upon such termination taking place, the Purchase Price shall be automatically reduced by an amount (such amount referred to as "the Purchase Price Reduction Amount") which is equal to the lesser of (i) the Sellers' Credit and (ii) the total amount of hire that would have been paid to the Buyers under the terms of the Bareboat Charter had the Bareboat Charter continued uninterrupted for its full duration of five years and such reduction shall have as a result the reduction of Sellers' Credit by an amount equal to the Purchase Price Reduction Amount.

         As security for the payment of the Sellers' Credit, as provided hereinabove, the Buyers shall provide the Sellers with a third priority Preferred Mortgage over the Vessel, being subordinate to a first priority Preferred Mortgage over the Vessel in favour of FORTIS BANK (NEDERLAND) N.V. and a second priority Preferred Mortgage over the Vessel in favour of MAAS CAPITAL INVESTMENTS B.V., as more particularly described in the Bareboat Charter.

18.      Bareboat Charter

         The Sellers (as charterers) and the Buyers (as owners) have agreed to enter into a Bareboat Charterparty (the "Bareboat Charter") in respect of the Vessel in the form of the draft attached hereto. The parties agree that payment for and acceptance of the Vessel by the Buyers under this Agreement-is subject too the-simultaneous delivery to and acceptance of the Vessel by the Sellers as charterers under the Bareboat Charter.

19.      Bunkers and Lubricants

         Remaining bunkers and lubricating oils on board the Vessel at the time of delivery hereunder shall be and remain the property of the Sellers as bareboat charterers.

20.      Sub-Charter

         The Vessel is currently chartered to Mansel Oil Ltd. of Bermuda under a "Shelltime 4" time charterparty dated 9 June 2004.

21.      Documentation

         In exchange for payment of the Cash Part of the Purchase Price, the Sellers shall furnish the Buyers with the following original (unless otherwise stated) delivery documents:

         a. Two (2) legal Bills of Sale transferring title of ownership to the vessel from the Sellers to the Buyers, free of all encumbrances, mortgages, maritime liens, claims, taxes and any other debts whatsoever, legalised;

         b. Minutes of a Joint Meeting of the Board of Directors and of the Shareholders (represented by proxy) of the Sellers authorising/approving the Memorandum of Agreement and all the other terms of the sale of the vessel to the Buyers, as well as the Bareboat Charter and all documents to be executed thereunder and hereunder, authorising the issuance of the Power of Attorney per (d) herebelow and empowering a person or persons to sign/execute all documents necessary for the sale (including without limitation the Bill of Sale) and the chartering of the Vessel under the Bareboat Charter. Such Minutes to be signed by all the Directors of the Sellers and by the Shareholders' proxy and all their signatures to be legalised;

         c. Power of Attorney- in favour of the signatory(ies) of the Bill of Sale and of all other documents required for the sale and delivery of the Vessel to the Buyers as well as of the Bareboat Charter and all documents to be executed thereunder and hereunder, legalised;

         d.       Copies  of  the   up-to-date   Memorandum   and   Articles  of
                  Association of the Sellers, certified as true by a Director of the Sellers or their lawyer;

         e. Certificate of Incumbency issued by the Sellers' Secretary, stating the Directors of the Sellers to match those per (b) above legalised;

         f. Certificate of Good Standing of the Sellers, issued by the competent Cyprus authority, dated not more than 20 days prior to delivery;

         g. Should any Director or Shareholder of the Sellers be a corporate entity, duly executed proxy in favour of the person representing same duly certified as a true copy by the Seller's lawyers;

         h. Certificate as to the Directors, Shareholders and registered address of the Sellers' company issued by the Cyprus Companies' Registrar and dated not more than 20 days prior to delivery;

         i. Certificate dated the date of delivery of the vessel to the Buyers and issued by the Cyprus Ships' Registry showing the vessel registered in the ownership of the Sellers free from any registered encumbrances and mortgages;

         j. Letter signed by a duly authorised attorney of the Sellers, confirming and warranting that, to the best of Sellers' knowledge, the Vessel is not blacklisted or boycotted by any state, country, trade or organization or the United Nations.

         k. Class Maintenance Certificate issued by the vessel's Classification Society confirming that the vessel maintains her Class without any condition/ recommendation, dated not more than 3 running days prior to the date of delivery of the vessel to the Buyers;

         l. Certified copy of the Certificate of Registry and original, International Tonnage Measurement Certificate of the vessel;

         m.       The letter referred into Clause 11.

         n. The last Special Survey Report and copies of the existing statutory certificates;

         o. The Vessel's CSR together with notification to the Cypriot Registry concerning the transfer of ownership;

         p. Copies of DOC, SMC, ISSC and SSP and any other documents which may be required by the Cypriot Registry for the purpose of registering the Buyers' title thereto;

         q.       The Bareboat Charter duly executed;

         r. The Management Agreements governing the technical and the commercial management of the Vessel upon delivery thereof to the Sellers under the Bareboat Charter, duly executed by the managers;

         s. A guarantee agreement (the "Charter Guarantee") by TOP TANKERS INC. of the Marshall Islands (the "Charter Guarantor"), guaranteeing as prime obligor and not as surety only, all the obligations of the Sellers as charterers under the Bareboat Charter and being otherwise in form and terms acceptable to the Buyers;

         t. Minutes of a Meeting of the Board of Directors of the Charter Guarantor authorising the execution of the Charter Guarantee and all documents to be executed thereunder, authorising the issuance of the Power of Attorney per (w) herebelow and empowering a person or persons to sign/execute all relevant documents. Such Minutes to be signed by all the Directors of the Charter Guarantor and all their signatures to be legalised;

         u. Power of Attorney in favour of the signatory(ies) of the Charter Guarantee and of all other documents to be executed thereunder, legalised;

         v. Copies of the up-to-date Articles of Incorporation and By-Laws of the Charter Guarantor, certified as true by a Director thereof or their lawyer;

         w. Certificate of Incumbency issued by the Charter Guarantor's Secretary, stating the Directors of the Charter Guarantor to match those per (v) above legalised;

         x. Certificate of Good Standing of the Charter Guarantor, issued by the competent Marshall Islands authority and dated not more than 20 days prior to delivery;

         y. The Collateral Guarantees, the assignment of sub-charters and all other security documents as provided in Clause 32 of the Bareboat Charter;

         z. A joint Protocol of Delivery and Acceptance under this Agreement as well as under the Bareboat Charter duly signed by the respective parties.

         aa. The inventory list referred into Clause 9 of the Bareboat Charter in form and substance acceptable to the Buyers.

                  All documents should be in original form unless otherwise stated hereinabove and should be in the English language or accompanied by an official translation into English.

                  Sellers to provide Buyers with drafts of items a, b, c, e, g, j, m, t, u, w and z for Buyers' approval prior to execution at least three (3) days prior to delivery and with copies of all documents duly executed and legalized (where appropriate) not later than the date of tendering the final Notice of Readiness, with the exception of items i, q, r, s, y and z which will be produced on the date of delivery.

                  When a document is required to be legalized, the document may be legalized either by a Cyprus Consul (when related to the Sellers) or by a Marshall Islands Consul or Special agent (when related to the Charter Guarantor) or by way of notarization/apostille.

22.      Buyers' documents

         The Buyers shall furnish the Sellers with the following documents on the date of delivery:

         a. Minutes of a Meeting of the Board of Directors of the Buyers authorising/approving the Memorandum of Agreement and all the other terms of the purchase of the vessel from the Sellers, the Bareboat Charter and the Third priority preferred mortgage over the Vessel to be granted by the Buyers in favour of the Sellers as security for the Sellers' Credit, authorising the issuance of the Power of Attorney empowering a person or persons to sign/execute all necessary documents. Such Minutes to be legalised by a Cypriot Certifying Officer;

         b. Original Power of Attorney to Buyers' representatives in relation to the above mentioned transactions, legalized by a Cypriot Certifying Officer;

         c. Copy of the Buyers' Articles of Incorporation, certified as true by a Director of the Buyers or the Buyers' lawyer.

         d. Certificate of Incumbency issued by the Buyers' Secretary stating the Directors of the Buyers.

23.      Confidentiality

         This Agreement shall be kept strictly private and confidential.

THE SELLERS                                          THE BUYERS

 /s/ Andria Uma                                      /s/ Alexandra Tatagia
-----------------------------                        ---------------------------
     Andria Uma                                          Alexandra Tatagia
                                                         Attorney-in-fact